EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results

TOWNSHIP OF WASHINGTON, N.J., Jan. 29, 2010 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (Nasdaq:ORIT) (the “Company”), the holding company for Oritani Bank (the “Bank”), reported net income of $2.9 million, or $0.08 per share, for the three months ended December 31, 2009, and $7.4 million, or $0.20 per share, for the six months ended December 31, 2009.  This compares to net income of $39,000 for the three months ended December 31, 2008, and $2.5 million, or $0.07 per share, for the six months ended December 31, 2008.

“I am pleased to report continued strong earnings at Oritani,” said Kevin J. Lynch, the Company’s Chairman, President and CEO. “The source of this strength has been our net interest spread and margin. These amounts continue to widen each quarter, allowing us to offset some of the impact of provisions for loan losses and increased federal insurance premiums.”

Mr. Lynch continued “While our provision for loan losses is lower than last year, it is still sizeable. During the quarter, we arranged for the disposition of a substantial amount of nonaccrual assets through the sale of the underlying collateral. Nearly $14 million are under contract for sale. However, the actual closing of these items is taking longer than we originally anticipated and the loans remain in our December nonaccrual totals. The sales are all currently scheduled to close by March 31, 2010.  Even without these disposals, our total delinquent assets decreased $4.4 million during the quarter and no new significant problems surfaced.”

Comparison of Operating Results for the Periods Ended December 31, 2009 and 2008

Net Income.  Net income increased $2.9 million to $2.9 million for the quarter ended December 31, 2009, from net income of $39,000 for the corresponding 2008 quarter.  Net income increased $4.9 million to $7.4 million for the six months ended December 31, 2009, from net income of $2.5 million for the corresponding 2008 period.  The primary cause of the increased income in the 2009 periods was increased net interest income.  While results for all periods were negatively impacted by provisions for loan losses, provision expense was somewhat higher in the 2008 periods. In addition, both 2008 periods were negatively impacted by an impairment charge related to equity investments.

Total Interest Income.  Total interest income increased by $3.6 million or 16.5%, to $25.5 million for the three months ended December 31, 2009, from $21.9 million for the three months ended December 31, 2008. The largest increase occurred in interest on loans, which increased $2.8 million or 15.7%, to $20.8 million for the three months ended December 31, 2009, from $18.0 million for the three months ended December 31, 2008.  During that same period, the average balance of loans increased $173.6 million and the yield on the portfolio increased 5 basis points.  Continuing a trend that began in the quarter ended June 30, 2009, excess liquidity was generally deployed in securities classified as available for sale (“AFS”) as management felt such investments provided the best risk/reward profile considering the current and projected cash needs of the Company. Such investments were typically callable notes of government sponsored agencies with limited optionality and call features that made the note likely to be called when management estimated the liquidity would be needed by the Company. Management classified the investments as AFS so they could be sold should unexpected liquidity needs develop. Interest on securities AFS increased by $1.7 million to $2.1 million for the three months ended December 31, 2009, from $404,000 for the three months ended December 31, 2008.  The average balance of securities AFS increased $260.4 million over that same period. The yield on the portfolio decreased considerably due to current market rates as well as the conservative structure of the new investments. Cash flows from other investment categories were redeployed into securities AFS because, as described above, management felt securities AFS provided the best risk/reward profile given current economic circumstances and investment options. Interest on mortgage-backed securities (“MBS”) held to maturity (“HTM”) decreased by $588,000, or 39.9%, to $887,000 for the three months ended December 31, 2009, from $1.5 million for the three months ended December 31, 2008. Interest on MBS AFS decreased by $535,000, or 29.5%, to $1.3 million for the three months ended December 31, 2009, from $1.8 million for the three months ended December 31, 2008. The combined average balances of the two MBS portfolios decreased $87.9 million over the period.

Total interest income increased by $8.7 million, or 20.5%, to $51.2 million for the six months ended December 31, 2009, from $42.5 million for the six months ended December 31, 2008. The largest increase occurred in interest on loans, which increased $7.4 million or 21.4%, to $42.1 million for the six months ended December 31, 2009, from $34.6 million for the six months ended December 31, 2008.  Over that same period, the average balance of loans increased $213.4 million and the yield on the portfolio increased 13 basis points. Included in total interest income for the 2009 period is $1.3 million in interest income, prepayment penalties, default interest and deferred fee earnings recovered on the resolution of three classified loans. These recoveries occurred during the quarter ended September 30, 2009. There were also significant changes to income on securities AFS; MBS HTM and MBS AFS. Interest on securities AFS increased by $3.1 million to $3.7 million for the six months ended December 31, 2009, from $633,000 for the six months ended December 31, 2008.  The average balance of securities AFS increased $231.3 million over that same period. Interest on MBS HTM decreased by $1.1 million to $1.9 million for the six months ended December 31, 2009, from $3.0 million for the six months ended December 31, 2008.  Interest on MBS AFS decreased by $955,000 to $2.7 million for the six months ended December 31, 2009, from $3.7 million for the six months ended December 31, 2008.  The combined average balances of the two MBS portfolios decreased $81.7 million over the period. The changes in these three captions are primarily due to the reasons described in the above paragraph.

Total Interest Expense. Total interest expense decreased by $112,000, or 1.0%, to $11.1 million for the three months ended December 31, 2009, from $11.2 million for the three months ended December 31, 2008. Interest expense on deposits decreased by $267,000, or 4.4%, to $5.8 million for the three months ended December 31, 2009, from $6.1 million for the three months ended December 31, 2008. The average balance of deposits increased $388.5 million and the average cost of these funds decreased 106 basis points over the period. Market interest rates allowed the Bank to reprice many maturing time deposits, as well as other interest bearing deposits, at lower rates, decreasing the cost of funds. Interest expense on borrowings increased by $155,000 to $5.2 million for the three months ended December 31, 2009, from $5.1 million for the three months ended December 31, 2008. The cost of borrowings increased 19 basis points over the period. The primary reason for this increased cost was that the Company had greater reliance on short term borrowings in the 2008 period. Short term borrowings are generally lower cost.

Total interest expense increased by $1.6 million, or 7.4%, to $22.6 million for the six months ended December 31, 2009, from $21.1 million for the six months ended December 31, 2008.  Interest expense on deposits increased by $1.0 million, or 9.1%, to $12.1 million for the six months ended December 31, 2009, from $11.1 million for the six months ended December 31, 2008.  The average balance of interest bearing deposits increased $426.7 million while the average cost of these funds decreased 88 basis points over this period.  Interest expense on borrowings increased by $554,000, or 5.6%, to $10.5 million for the six months ended December 31, 2009, from $9.9 million for the six months ended December 31, 2008.  The average balance of borrowings increased $5.8 million and the cost increased 17 basis points over this period.  The factors described above for the quarterly period comparison are also valid for the six month period comparison.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $3.7 million, or 34.8%, to $14.4 million for the three months ended December 31, 2009, from $10.7 million for the three months ended December 31, 2008. The Company’s net interest rate spread increased to 2.75% for the three months ended December 31, 2009, from 2.34% for the three months ended December 31, 2008.  The Company’s net interest margin increased to 3.02% for the three months ended December 31, 2009, from 2.79% for the three months ended December 31, 2008.  The Company’s net interest rate spread and net interest margin were hindered by the nonaccrual loan level in both the 2009 and 2008 periods. The Company’s net interest income was reduced by $854,000 and $913,000 for the three months ended December 31, 2009 and 2008, respectively, due to the impact of nonaccrual loans.

Net interest income increased by $7.2 million, or 33.4%, to $28.6 million for the six months ended December 31, 2009, from $21.5 million for the six months ended December 31, 2008. The Company’s net interest rate spread increased to 2.61% (normalized) for the six months ended December 31, 2009, from 2.42% for the six months ended December 31, 2008.  The normalized spread calculation does not include the $1.3 million in loan interest income realized on the resolution of three classified loans in the September 30, 2009 quarter. The Company’s actual net interest rate spread for the six months ended December 31, 2009 was 2.75%.  The Company’s actual and normalized net interest margin for the six months ended December 31, 2009 were 3.03% and 2.89%, respectively, versus 2.90% for the six months ended December 31, 2008. The Company’s net interest income was reduced by $1.3 million and $1.4 million for the six months ended December 31, 2009 and 2008, respectively, due to the impact of nonaccrual loans.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $2.5 million for the three months ended December 31, 2009 as compared to $3.5 million for the three months ended December 31, 2008.  The Company also recorded provisions for loan losses of $5.1 million for the six months ended December 31, 2009 as compared to $5.4 million for the six months ended December 31, 2008.  A rollforward of the allowance for loan losses for the six months ended December 31, 2009 and 2008, is presented below:

	Six months ended December 31,
	2009	2008
	(In thousands)
Balance at beginning of period	$20,681	$13,532
Provisions charged to operations	5,050	5,375
Recoveries of loans previously charged off	3	—
Loans charged off	3,570	—
Balance at end of period	$22,164	$18,907

Allowance for loan losses to total loans	1.60%	1.54%

The delinquency and nonaccrual totals, along with charge-offs and economic factors, remain the primary contributors to the current level of provision for loan losses. Loan growth was also a component of the provision for loan losses.

Delinquency information is provided below:

Delinquency Totals
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
	(in thousands)
30 - 59 days past due	$9,613	$14,318	$6,727	$4,897	$4,979
60 - 89 days past due	1,974	1,049	17,825	2,130	5,942
nonaccrual	51,907	52,557	52,465	52,260	44,067
Total	$63,494	$67,924	$77,017	$59,287	$54,988

Total delinquent loans decreased by $13.5 million during the six months ended December 31, 2009, and by $4.4 million over the three months ended December 31, 2009. While the totals decreased over the 2009 periods, nonaccrual and total delinquent loan totals remain at elevated levels. The nonaccrual loan total was fairly stable from September 30, 2009 to December 31, 2009. However, as further described below, $13.9 million of this total are expected to be resolved shortly as their underlying collateral is currently under contracts for sale. These contracts are expected to close during the quarter ending March 31, 2010, although circumstances may occur that could cause closings to be deferred or not occur at all. As discussed in prior releases, the Company has continued its aggressive posture toward delinquent borrowers. The Company realizes that this posture contributes to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

A discussion of the significant components of the nonaccrual loan total at December 31, 2009 follows. These loans have been discussed in prior public releases.

  Two of these loans are to one borrower and totaled $15.9 million at December 31, 2009. The loans are secured by a condominium construction project and raw land with all building approvals, both of which are in Northern New Jersey. The borrower declared bankruptcy and Oritani has provided debtor in possession financing for the completion of the condominium construction project. While significant delays have been encountered in finalizing the project and obtaining certificates of occupancy (“CO”) for the residential units, the Company believes that these objectives are now imminent. Numerous residential units remain under contract and new sales are continuing, providing a clear indicator of current value. These contracts are not included in the $13.9 million of loans described above that are expected to be resolved shortly through the sale of the underlying collateral. They were not included in this total due to prior disappointments regarding the attainment of a CO and uncertainty regarding the ultimate closing dates. Prior charge offs of the construction loan total $4.0 million.  During the quarter ended December 31, 2009, Oritani charged off $661,000 of the land loan. Both loans are classified as impaired as of December 31, 2009. In addition, specific reserves totaling $1.7 million have been recorded against these loans.

  A $7.9 million loan secured by a retail mall in Northern New Jersey. This loan is classified as nonaccrual and impaired at December 31, 2009. The borrower has declared bankruptcy. Foreclosure proceedings are progressing and the bankruptcy trustee has accepted a contract for sale of this property. In accordance with the results of the impairment analyses, no reserve was required for this loan as it was considered to be well collateralized. Foreclosure auction date is scheduled for February. Management currently expects that either a higher bid will be received at the auction or the current contract will close shortly after the auction date.

  Three loans to one borrower totaling $5.8 million. These loans are secured by various warehouse properties in Rockland, Nassau and Westchester counties, New York. All three of these loans are classified as nonaccrual and impaired at December 31, 2009. Oritani is in litigation with the borrower and the guarantor. Foreclosure auctions have occurred for two of the three properties and, in both instances, the properties were sold at the auction. One of these sales closed in January and the other is expected to close in February. Foreclosure proceedings are progressing on the third property.   During the quarter ended December 31, 2009, Oritani charged off $785,000 of these loans. In addition, specific reserves totaling $355,000 have been recorded against these loans.

  A $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey. The borrower has experienced cash flow difficulties. Oritani is in litigation with this borrower, foreclosure proceedings are progressing and all tenant rent payments are being made directly to Oritani. The rents received were sufficient to make each of the monthly payments during the quarter. Specific reserves totaling $1.1 million have been recorded against this loan.

  A $3.1 million loan secured by a commercial property located in Bergen County, New Jersey. The borrower and guarantor on this loan have declared bankruptcy. A contract for the sale of the property has been accepted by the bankruptcy trustee. This contract is currently expected to close in March, 2010. In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.

  A $1.1 million multifamily loan located in Hudson County, New Jersey. The Bank and the borrower have signed a forbearance agreement and the borrower continues to make payments in accordance with the agreement.  The loan will remain classified as nonaccrual until a greater history of satisfactory payment under the forbearance agreement is demonstrated.

  A $2.3 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey. The borrower encountered cash flow difficulties due to an extended construction and marketing period. An extension request was declined, and we are now pursuing legal remedies.

Other Income.  Other income increased to $1.1 million for the three months ended December 31, 2009 from a net loss of $565,000 for the three months ended December 31, 2008.  The primary reason for the net loss in the 2008 period was a $1.8 million impairment charge taken regarding equity securities in the Company’s AFS portfolio. A $202,000 impairment charge for equity securities was also taken in the 2009 period. Income on the real estate investment captions of net real estate operations and income from investments in real estate joint ventures decreased by $34,000, or 5.6%, to $577,000 for the three months ended December 31, 2009, from $611,000 for the three months ended December 31, 2008. The income reported in these captions is dependent upon the operations of various properties and is subject to fluctuation. Overall, however, joint venture operations have been slightly impacted by increased vacancies and operational costs.

Other income increased to $3.6 million for the six months ended December 31, 2009 from $668,000 for the six months ended December 31, 2008.  The 2008 period was again muted by the $1.8 million impairment charge taken regarding equity securities in the Company’s AFS portfolio, compared to a $202,000 charge in the 2009 period. In addition, in the 2009 period, the Company realized a $1.0 million gain on the sale of a commercial office property that had been held and operated as a real estate investment.

Other Expenses.  Operating expenses increased $1.6 million, or 24.8% to $8.2 million for the three months ended December 31, 2009, from $6.5 million for the three months ended December 31, 2008. Compensation, payroll taxes and fringe benefits increased $780,000 over the period. This increase consisted of various components. There was an increase of $258,000 directly pertaining to compensation, due to additional staff and merit increases. Bonus expense increased $370,000 as management met all goals and the maximum bonus level was achieved in the Company incentive compensation plan. Payroll taxes increased $86,000, primarily due to social security tax on the increased pay. Finally, expenses and accruals associated with the Company’s qualified and nonqualified benefit plans increased $69,000.  Federal deposit insurance premiums increased significantly over the quarter due to an increase in FDIC deposit insurance rates, an increase in insurable deposits and the depletion of a credit against FDIC deposit insurance charges. FDIC deposit insurance premiums increased to $585,000 for the three months ended December 31, 2009, from $31,000 for the three months ended December 31, 2008. Other expense increased $184,000 to $1.1 million for the three months ended December 31, 2009, from $916,000 for the corresponding 2008 period. The increase is primarily due to expenses associated with problem assets.

Operating expenses increased by $2.6 million or 20.8% to $15.0 million for the six months ended December 31, 2009, from $12.4 million for the six months ended December 31, 2008. The increase was again primarily due to compensation, payroll taxes and fringe benefits, which increased $1.2 million, or 13.1%, over the period.  As described in greater detail in the preceding paragraph, this increase was primarily comprised of a $550,000 increase in compensation, a $356,000 increase in bonus expense, a $115,000 increase in payroll taxes and $67,000 in benefit plan costs.  In addition, there was a $66,000 increase in health care insurance expense. Federal deposit insurance premiums increased $1.1 million, to $1.2 million for the six months ended December 31, 2009, from $60,000 for the six months ended December 31, 2008. Other expenses increased by $29,000 during the six months ended December 31, 2009 as compared to the six months ended December 31, 2008. In the 2009 period, a recovery of legal expenses in conjunction with the resolution of three classified loans partially offset increased problem asset expense.

Income Tax Expense.  Income tax expense for the three months ended December 31, 2009, was $1.9 million, due to pre-tax income of $4.8 million, resulting in an effective tax rate of 39.1%.  For the three months ended December 31, 2008, income tax expense was $47,000, due to pre-tax income of $86,000, resulting in an effective tax rate of 54.7%.  Income tax expense for the six months ended December 31, 2009, was $4.8 million, due to pre-tax income of $12.2 million, resulting in an effective tax rate of 39.2%.  For the six months ended December 31, 2008, income tax expense was $1.8 million, due to pre-tax income of $4.3 million, resulting in an effective tax rate of 41.4%.

Comparison of Financial Condition at December 31, 2009 and June 30, 2009

Total Assets.  Total assets increased $93.4 million, or 4.9%, to $2.01 billion at December 31, 2009, from $1.91 billion at June 30, 2009. The increase was due primarily to the growth of loans and securities AFS.

Cash and Cash Equivalents. Cash and cash equivalents (which includes fed funds and short term investments) decreased $109.1 million to $26.3 million at December 31, 2009, from $135.4 million at June 30, 2009 as excess liquidity was deployed.

Net Loans. Loans, net increased $78.5 million, or 6.1%, to $1.36 billion at December 31, 2009, from $1.28 billion at June 30, 2009. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations and purchases totaled $192.1 million for the six months ended December 31, 2009.

Securities Available For Sale. Securities AFS increased $176.0 million to $320.4 million at December 31, 2009, from $144.4 million at June 30, 2009. As described under “Total Interest Income,” the Company felt this investment option currently presents the best risk/reward profile.

Deposits. Deposits increased $82.9 million, or 7.3%, to $1.21 billion at December 31, 2009, from $1.13 million at June 30, 2009. The Bank has implemented several initiatives designed to achieve deposit growth. A new branch location is expected to open in the first calendar quarter of 2010. Strong deposit growth remains a strategic objective of the Company.

Stockholders’ Equity. Stockholders’ equity increased $7.9 million, or 3.3%, to $248.0 million at December 31, 2009, from $240.1 million at June 30, 2009. On March 18, 2009, the Company announced the commencement of a fourth (967,828 shares) 10% repurchase program. As of December 31, 2009, the Company had repurchased a total of 3,669,937 shares at a total cost of $57.1 million and an average cost of $15.57 per share.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 20 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
December 31, 2009 and June 30, 2009
(in thousands, except share data)

	December 31, 2009	June 30, 2009
Assets	(unaudited)
Cash on hand and in banks	$5,479	$7,729
Federal funds sold and short term investments	20,853	127,640
Cash and cash equivalents	26,332	135,369

Loans, net	1,357,157	1,278,623
Securities available for sale, at market value	320,439	144,419
Mortgage-backed securities held to maturity, estimated market value of $86,223 and $120,381 at December 31, 2009 and June 30, 2009, respectively	86,182	118,817
Mortgage-backed securities available for sale, at market value	98,513	128,603
Bank Owned Life Insurance (at cash surrender value)	29,973	29,385
Federal Home Loan Bank of New York stock ("FHLB"), at cost	25,481	25,549
Accrued interest receivable	8,786	7,967
Investments in real estate joint ventures, net	5,836	5,767
Real estate held for investment	1,222	1,338
Real estate owned	600	—
Office properties and equipment, net	14,730	13,777
Other assets	31,623	23,907
Total Assets	$2,006,874	$1,913,521

Liabilities
Deposits	$1,210,507	$1,127,630
Borrowings	507,439	508,991
Advance payments by borrowers for taxes and insurance	9,347	8,301
Accrued taxes payable	2,781	—
Official checks outstanding	3,884	2,699
Other liabilities	24,966	25,802
Total liabilities	1,758,924	1,673,423

Stockholders' Equity
Common stock, $0.01 par value; 80,000,000 shares authorized; 40,552,162 issued at December 31, 2009 and June 30, 2009 37,041,186 outstanding at December 31, 2009 and 37,133,684 outstanding at June 30, 2009	130	130
Additional paid-in capital	132,339	130,375
Unallocated common stock held by the employee stockownership plan	(13,512)	(13,909)
Treasury stock, at cost; 3,510,978 shares at December 31, 2009 and 3,418,478 shares at June 30, 2009	(54,649)	(53,418)
Retained income	182,528	176,199
Accumulated other comprehensive income, net of tax	1,114	721
Total stockholders' equity	247,950	240,098

Total Liabilities and Stockholders' Equity	$2,006,874	$1,913,521

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Income
Three and Six Months Ended December 31, 2009 and 2008
(unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, except per share data)
Interest income:
Interest on mortgage loans	$20,775	$17,956	$42,065	$34,645
Interest on securities held to maturity and dividends on FHLB stock	360	211	717	535
Interest on securities available for sale	2,136	404	3,738	633
Interest on mortgage-backed securities held to maturity	887	1,475	1,918	3,032
Interest on mortgage-backed securities available for sale	1,281	1,816	2,718	3,673
Interest on federal funds sold and short term investments	28	—	90	1
Total interest income	25,467	21,862	51,246	42,519

Interest expense:
Deposits	5,810	6,077	12,123	11,116
Borrowings	5,247	5,092	10,494	9,940
Total interest expense	11,057	11,169	22,617	21,056

Net interest income before provision for loan losses	14,410	10,693	28,629	21,463

Provision for loan losses	2,500	3,500	5,050	5,375
Net interest income	11,910	7,193	23,579	16,088

Other income:
Service charges	328	323	756	608
Real estate operations, net	321	322	710	702
Income from investments in real estate joint ventures	256	289	608	543
Bank-owned life insurance	294	265	588	543
Net gain on sale of assets	—	—	1,043	—
Net loss on sale of and write down of securities	(191)	(1,800)	(190)	(1,800)
Other income	59	36	98	72
Total other income	1,067	(565)	3,613	668

Other expenses:
Compensation, payroll taxes and fringe benefits	5,458	4,678	10,216	9,029
Advertising	169	142	329	264
Office occupancy and equipment expense	575	514	1,104	923
Data processing service fees	279	261	546	529
Federal insurance premiums	585	31	1,159	60
Other expenses	1,100	916	1,640	1,611
Total other expenses	8,166	6,542	14,994	12,416

Income before income tax expense	4,811	86	12,198	4,340
Income tax expense	1,882	47	4,786	1,795
Net income	$2,929	$39	$7,412	$2,545

Net income available to common stockholders	$2,822	$38	$7,206	$2,495

Basic and fully diluted income per common share	$0.08	$0.00	$0.20	$0.07

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2009			December 31, 2008
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$1,351,360	$20,775	6.15%	$1,177,756	$17,956	6.10%
Securities held to maturity (2)	25,498	360	5.65%	25,264	211	3.34%
Securities available for sale	296,328	2,136	2.88%	35,884	404	4.50%
Mortgage backed securities held to maturity	97,215	887	3.65%	148,392	1,475	3.98%
Mortgage backed securities available for sale	111,001	1,281	4.62%	147,768	1,816	4.92%
Federal funds sold and short term investments	27,669	28	0.40%	284	0	0.00%
Total interest-earning assets	1,909,071	25,467	5.34%	1,535,348	21,862	5.70%
Non-interest-earning assets	88,733			79,430
Total assets	$1,997,804			$1,614,778

Interest-bearing liabilities:
Savings deposits	145,908	325	0.89%	142,698	522	1.46%
Money market	253,462	993	1.57%	78,169	602	3.08%
NOW accounts	105,125	206	0.78%	76,488	161	0.84%
Time deposits	697,361	4,286	2.46%	515,954	4,792	3.72%
Total deposits	1,201,856	5,810	1.93%	813,309	6,077	2.99%
Borrowings	507,818	5,247	4.13%	516,039	5,092	3.95%
Total interest-bearing liabilities	1,709,674	11,057	2.59%	1,329,348	11,169	3.36%
Non-interest-bearing liabilities	41,433			31,969
Total liabilities	1,751,107			1,361,317
Stockholders' equity	246,697			253,461
Total liabilities and stockholders' equity	$1,997,804			$1,614,778

Net interest income		$14,410			$10,693
Net interest rate spread (3)			2.75%			2.34%
Net interest-earning assets (4)	$199,397			$206,000
Net interest margin (5)			3.02%			2.79%
Average of interest-earning assets to interest-bearing liabilities			111.66%			115.50%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2009			December 31, 2008

	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$1,336,861	$42,065	6.29%	$1,123,438	$34,645	6.17%
Securities held to maturity (2)	25,513	717	5.62%	24,646	535	4.34%
Securities available for sale	260,372	3,738	2.87%	29,035	633	4.36%
Mortgage backed securities held to maturity	103,686	1,918	3.70%	153,587	3,032	3.95%
Mortgage backed securities available for sale	117,249	2,718	4.64%	149,065	3,673	4.93%
Federal funds sold and short term investments	48,471	90	0.37%	258	1	0.78%
Total interest-earning assets	1,892,152	51,246	5.42%	1,480,029	42,519	5.75%
Non-interest-earning assets	86,387			77,036
Total assets	$1,978,539			$1,557,065

Interest-bearing liabilities:
Savings deposits	146,313	675	0.92%	144,709	1,069	1.48%
Money market	237,403	2,008	1.69%	70,882	1,076	3.04%
NOW accounts	101,795	404	0.79%	75,084	323	0.86%
Time deposits	702,046	9,036	2.57%	470,220	8,648	3.68%
Total deposits	1,187,557	12,123	2.04%	760,895	11,116	2.92%
Borrowings	508,145	10,494	4.13%	502,393	9,940	3.96%
Total interest-bearing liabilities	1,695,702	22,617	2.67%	1,263,288	21,056	3.33%
Non-interest-bearing liabilities	39,125			32,051
Total liabilities	1,734,827			1,295,339
Stockholders' equity	243,712			261,726
Total liabilities and stockholder's equity	$1,978,539			$1,557,065

Net interest income		$28,629			$21,463
Net interest rate spread (3)			2.75%			2.42%
Net interest-earning assets (4)	$196,450			$216,741
Net interest margin (5)			3.03%			2.90%
Average of interest-earning assets to interest-bearing liabilities			111.59%			117.16%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President and
           Chief Executive Officer
          (201) 664-5400